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                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
AM Communications, Inc.:


We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-53822 and No. 33-81500) of AM Communications, Inc. of our report dated June 30, 1999, relating to the balance sheet of AM Communications, Inc. as of April 3, 1999, and the related statements of operations, stockholders' equity, and cash flows for the year ended April 3, 1999, which report is included in the April 3, 1999 Annual Report on Form 10-KSB of AM Communications, Inc.




Allentown, Pennsylvania
July 16, 1999